Exhibit 11

TELECOM CODE OF ETHICS

The Telecom Code of Ethics is the framework of the standards that employees of Telecom Corporation of New Zealand Limited and its subsidiaries (“Telecom”) are expected to conduct their professional lives by and has been approved by the Board. This Code is not intended to prescribe an exhaustive list of acceptable and non-acceptable behaviour, rather it is intended to facilitate decisions that are consistent with Telecom’s Values, business goals and legal and policy obligations thereby enhancing performance outcomes. Telecom people must familiarise themselves with Telecom’s Values, as they govern their behaviour while they are employed by Telecom.

Failure to follow the standards provided in this Code may lead to disciplinary action being taken, which could include dismissal.

Telecom’s managers are expected to lead according to these standards of ethical and professional conduct and to ensure that they are communicated to the people who report to them.

If you have any questions or concerns about an ethical question, or become aware of a breach of a legal obligation or a Telecom Policy, let your manager know as soon as possible. If this is not appropriate, contact your manager’s manager or Manager Compliance, Business Ethics and Privacy. (Please refer to Section 9, Reporting Concerns, for more information.)

1.	Conflicts of Interest

A conflict of interest occurs when an individual’s interests interfere, or appear to interfere, with Telecom’s interests. Telecom expects its people to act in Telecom’s interests at all times.

Telecom people will not without the prior consent of Telecom:

•	Engage in any other business or commercial activities which would conflict with their ability to perform their duties to Telecom;

•	Support a political party or organisation other than in a personal capacity;

•	Be directly or indirectly interested or concerned in any capacity including as a material shareholder (ie. a shareholder who holds more than 25% of the shares), or as a director, employee, independent contractor with any other business in the telecommunications/ internet industry; and

•	Engage in any other activity which could conflict with Telecom’s interests.

2.	Gifts

“Gifts” and “personal benefits” can include accommodation, goods, services, discounts, special terms on loans and so on. See the Telecom guidelines on the acceptance of gifts for further information regarding employee obligations.

Telecom people will not accept gifts or personal benefits of any value from external parties if it could be perceived this could compromise or influence any decision by Telecom.

3.	Corporate Opportunities

Telecom expects its people to advance its legitimate interests when the opportunity to do so arises.

Telecom people will not:

•	Take any opportunity discovered through the use of Telecom property, information or position for themselves;

•	Use Telecom property (including Telecom’s name), information or position for personal gain;

•	Compete with Telecom; and

•	Trade in shares, or any other kind of property, based on knowledge that comes from their roles if that information has not been reported publicly. See Telecom’s Insider Trading Policy for further information.

4.	Confidentiality

Telecom, our customers, suppliers, and other stakeholders entrust us daily with their confidential communications and information. Confidential information includes all information not in the public domain that has come to a Telecom person’s knowledge by virtue of working for Telecom.

Telecom people will maintain and protect the confidentiality of information entrusted to Telecom about customers, work colleagues, suppliers, stakeholders and Telecom’s business and financial affairs, except where disclosure is allowed or required by law.

5.	Behaviours

The actions and statements of Telecom people, whether to customers, suppliers, competitors, or employees, can impact on the way people see Telecom and whether they choose to do business with us.

Telecom people will:

•	Undertake their duties in accordance with Telecom’s Values;

•	Conduct themselves in a way that demonstrates that their honesty is beyond question and will not commit behaviour that has the potential to bring Telecom’s image into disrepute;

•	Deal honestly with Telecom’s people, professional advisors, customers, and suppliers;

•	Not enter into transactions or make promises on behalf of Telecom that Telecom does not intend to honour;

•	Undertake their duties with care and diligence;

•	Ensure that any personal opinions Telecom people express are clearly identified as their own and are not represented to be the views of Telecom;

•	Value individuals’ differences and treat people with respect in accordance with Telecom’s Equal Employment Opportunities and Anti-Harassment and Discrimination Policies;

•	To the best of their ability, use reasonable endeavours to ensure that Telecom’s records and documents, including financial reports, are true, correct and conform to Telecom’s reporting standards and internal controls; and

•	Not accept or offer bribes or improper inducements to or from anyone.

6.	Proper use of Telecom’s Assets and Information

Telecom people have a duty to protect Telecom’s assets from loss, damage, misuse, waste and theft. Telecom’s assets include systems, information, intellectual property and networks.

Telecom people will:

•	Only use Telecom’s assets for lawful business purposes authorised by Telecom; and

•	Only create, and only retain, information and communications required for business needs or to meet legal obligations in accordance with Telecom’s Information Management Policy.

7.	Compliance with Laws and Policies

Telecom people will:

•	Familiarise themselves with and comply with the Chief Executive’s Policies and all other policies, frameworks and processes at all times (including those relating to equal employment opportunities and health and safety);

•	Abide by the laws, rules and regulations of the countries in which they are operating;

•	Undertake training on legal obligations and policies as required by their manager; and

•	Comply with all statutory and internal disclosure requirements on a timely basis.

8.	Delegated Authority

The Telecom Board of Directors delegates the responsibility of managing the business and affairs of Telecom to the Chief Executive Officer. The Chief Executive Officer in turn delegates to other levels of management certain rights to make operational and financial decisions within defined limits. The rules that govern this system are the Delegated Authority framework.

Telecom people will:

•	Only act within the Delegated Authority framework and any authority that may be specifically given to them as a Delegated Authority holder; and

•	Ask their manager if they are uncertain as to their Delegated Authority level of authority.

9.	Reporting Concerns

Telecom has Compliance Escalation Procedures for the reporting of any breach of the Telecom Code of Ethics, legal obligation or Telecom Policy. Telecom also has Financial Compliance Escalation Procedures for the reporting of any breach of any accounting, internal control or auditing procedure.

If you become aware of a breach of the Telecom Code of Ethics or any breach of a legal obligation or Telecom Policy, you are responsible for reporting it to your manager. If this is not appropriate in the circumstances, you should report the breach to:

•	your manager’s manager; or

•	Manager Compliance, Business Ethics and Privacy.

Telecom will stand behind any employee who, acting in good faith reports a breach, serious problem or wrongdoing. The identity of the person making the report will be kept confidential where possible – there may be situations however where the proper investigation of the matter inadvertently identifies the reporter or requires their identification.

Any person who knowingly makes a false report of a legal or policy breach may be subject to disciplinary action.

If you receive a report under the Compliance Escalation Procedures you have specific responsibilities. More information on these responsibilities and the Compliance Escalation Procedures is available on the compliance site of the Intranet.

If you suspect that a breach of the Delegated Authority rules or limits has occurred you should advise your manager and the Delegated Authority holder who should have correctly approved the transaction as soon as possible.

10.	Review

The Code of Ethics is subject to annual review. If you have feedback about this Code of Ethics please contact Manager Compliance, Business Ethics and Privacy.

11.	Waiver

Waivers from the Code of Ethics may only be granted by the Nominations and Corporate Governance Committee.

TELECOM DIRECTORS’ CODE OF ETHICS

The Telecom Directors’ Code of Ethics is the framework of the standards by which Directors of Telecom Corporation of New Zealand Limited and its subsidiaries (“Telecom”) are expected to conduct their professional lives. It is intended to facilitate decisions that are consistent with Telecom Values, business goals, and legal and policy obligations.

1.	Values

Directors will undertake their duties in accordance with Telecom’s Values and undertake their duties with care and diligence including giving proper attention to the matters before them.

Directors will conduct themselves such that their honesty is beyond question and will not behave in a manner that has the potential to bring Telecom’s image into disrepute.

Directors will not enter into transactions or make promises on behalf of Telecom that Telecom does not intend to honour.

Directors will to, the best of their ability, use reasonable endeavours to ensure that Telecom’s records and documents, including financial reports, are true, correct and conform to Telecom’s reporting standards and internal controls.

2.	Conflicts of Interest

Each Director will fully disclose all relationships they have with Telecom, and relevant private or other business interests to the Board, in order that the Board may assess the Director’s independence.

Directors shall not support a political party or organisation other than in a personal capacity, without the prior consent of Telecom.

3.	Corporate Opportunities

Directors will not take any opportunity discovered through the use of Telecom property, information or position for themselves or use Telecom property (including Telecom’s name), information or position for personal gain.

Directors will not accept gifts or personal benefits of any value from external parties if it could be perceived this could compromise or influence any decision by Telecom.

Directors will only trade in shares in accordance with Telecom’s Insider Trading Policy.

4.	Confidentiality

Directors will maintain and protect the confidentiality of information entrusted to Telecom about customers, work colleagues, suppliers, stakeholders and Telecom’s business and financial affairs, except where disclosure is allowed or required by law.

5.	Proper use of Telecom’s Assets and Information

Directors will only create, and only retain, information and communications required for business needs or to meet legal obligations in accordance with Telecom’s Information Management Policy.

6.	Compliance with Laws and Policies

Directors will abide by the laws, rules and regulations of the countries in which Telecom operates and comply with all statutory and internal disclosure requirements on a timely basis.

7.	Reporting Unethical Behaviour

Directors will report any illegal or unethical behaviour, of which they become aware, to the Chairman.

8.	Waiver

Waivers from the Directors’ Code of Ethics may only be granted by the Nominations and Corporate Governance Committee.